UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

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FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 14, 2004
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Volterra Semiconductor Corporation
(Exact name of Registrant as specified in its charter)

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Delaware	000-50857	94-3251865
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3839 Spinnaker Court, Fremont, CA	94538-6437
(Address of principal executive offices)	(Zip Code)

(510) 743-1200
(Registrant’s telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 14, 2004, the Compensation Committee of the Board of Directors of Volterra Semiconductor Corporation (the “Company”) established the terms of the management bonus plan for 2005. The bonus plan is based on both objective and individual performance targets for performance-based bonuses payable to the executive officers of the Company for services to be performed in 2005. These bonuses are designed to attract, motivate and retain the Company’s executive officers and are based on business and individual performance and the discretion of the Company’s Board of Directors or the Compensation Committee.

Under the plan, bonuses may range from 0% (if minimum operating results are not achieved) to a maximum of 150% (if financial results exceeds objectives) of the target bonus amount. The target bonus for the executive officers are based on a percentage of base salary. The target bonus for the Company’s chief executive officer is based solely on the Company’s financial performance. The target bonuses for all other executive officers of the Company are weighted so that two-thirds of the target bonus is based on the Company’s financial performance and one third is based on individual performance criteria as established by the Company’s chief executive officer.

The objective performance goal for each of the executive officers is based on the Company’s net revenue, gross margin and operating income for 2005, excluding the impact of any stock-based compensation charges. The Company’s Board of Directors or the Compensation Committee also reserves the right to modify the objectives performance goal at any time based on business changes during the year or to grant bonuses the executive officers even if the objective performance goals are not met.

Individual performance goals will vary depending on the Company’s strategic plan initiatives and the responsibilities of the positions held by the executive officers.

The foregoing descriptions are subject to, and qualified in their entirety by, the Company’s management bonus plan for 2005, which will be filed as an exhibit to the Company’s annual report on Form 10-K for the period ending December 31, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Volterra Semiconductor Corporation

By:	/s/ Greg Hildebrand
Name: Greg Hildebrand
Title: Chief Financial Officer

Dated:  December 20, 2004